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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)     December 20, 1996
                                                     -----------------

                             The Raymond Corporation
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             (Exact Name of Registrant as Specified in Its Charter)

                                    New York
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                  (State or Other Jurisdiction of Incorporation

         0-2129                                         15-0372290
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(Commission File Number)                      (IRS Employer Identification No.)

  South Canal Street, Greene, New York                          13778
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(Address of Principal Executive Offices)                     (Zip Code)

Registrant's telephone number, including area code        607-656-2311
                                                          ------------
                                       N/A
             ------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report.)





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Item 5.  Other Events

         In a press release dated December 20, 1996, The Raymond Corporation announced that all of the Company's outstanding 6 1/2% Convertible Subordinated Debentures due December 15, 2003 would be called for redemption. The Redemption Date is January 21, 1997.
         The redemption price will be 103.5 percent of the principal amount, plus accrued interest for the period from December 16, 1996 to January 21, 1997 for a total redemption price of approximately $1,041.68 per $1,000 principal amount of debentures. Any 6 1/2% debentures not converted on or before January 21, 1997 will be automatically redeemed on that date, after which interest will cease to accrue.
         The 6 1/2% debentures may be converted into shares of common stock at a conversion price of approximately $16.07 per share or approximately 62.2379 shares per $1,000 principal amount of 6 1/2% debenture. Cash will be paid in lieu of fractional shares. On December 19, 1996, the closing price of the Company's common stock on NASD was $18.00.
         As of the close of business on December 19, 1996, the Company had outstanding 6 1/2% debentures in the aggregate principal amount of approximately $41,740,000. A Notice of Redemption and Letter may be obtained from the Trustee, Chase Manhattan Bank, N. A., having its Corporate Trust Office at 450 West 33rd Street, New York, New York 10001-2697.


                                   Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      The Raymond Corporation
                                      (Registrant)

                                      By:  /s/ Paul J. Sternberg
                                           --------------------------------
                                           Paul J. Sternberg
                                           Vice President, General Counsel
                                           and Secretary



Dated: January 7, 1997